Exhibit 99.1

PRESS RELEASE

ERA GROUP INC. REPORTS
SECOND QUARTER 2018 RESULTS

•	Q2 2018 net loss of $10.4 million on operating revenues of $57.7 million

•
Excluding the impact of non-routine professional services fees and adverse foreign currency movements, Q2 2018 EBITDA adjusted to exclude losses on asset dispositions and special items would have been $10.4 million

•	As of August 3, 2018, total liquidity was approximately $173 million, consisting of $49 million in cash balances and $124 million of remaining availability under the Company’s Facility

Houston, Texas
August 7, 2018
FOR IMMEDIATE RELEASE — Era Group Inc. (NYSE: ERA) today reported a net loss attributable to the Company of $10.4 million, or $0.49 per diluted share, for its second quarter ended June 30, 2018 (“current quarter”) on operating revenues of $57.7 million compared to net loss attributable to the Company of $1.2 million, or $0.06 per diluted share, for the quarter ended March 31, 2018 (“preceding quarter”) on operating revenues of $57.3 million. Excluding the impact of non-routine professional services fees, which are further discussed below, adjusted net loss attributable to the Company would have been $4.7 million, or $0.22 per diluted share.
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $0.2 million in the current quarter compared to $12.7 million in the preceding quarter. EBITDA adjusted to exclude gains on asset dispositions and special items was $2.2 million in the current quarter compared to $8.1 million in the preceding quarter. Net losses on asset dispositions were $2.0 million in the current quarter compared to gains of $4.4 million in the preceding quarter. There were no special items in the current quarter. Special items in the preceding quarter consisted of a $0.2 million gain on debt extinguishment on the early repayment of certain tax debt in Brazil. In addition, non-routine professional services fees, related to litigation that has now been settled, totaled $7.1 million in the current quarter compared to $3.9 million in the preceding quarter. The current quarter EBITDA was also adversely impacted by $1.1 million of foreign currency losses compared to foreign currency gains of less than $0.1 million in the preceding quarter. Excluding the impact of these non-routine professional services fees and foreign currency movements, EBITDA adjusted to exclude gains on asset dispositions and special items would have been $10.4 million in the current quarter compared to $11.9 million in the preceding quarter.
“The positive momentum in the U.S. Gulf of Mexico market continued in the second quarter, with revenues up 4% on a sequential quarter basis and 20% higher on a year-over-year basis,” said Chris Bradshaw, President and Chief Executive Officer of Era Group Inc. “With a strengthened liquidity position and limited debt maturities prior to 2021, Era possesses industry-leading financial flexibility. The combination of our efficient operating cost structure, manageable fixed charge obligations and lack of significant capital commitments has the Company poised for substantial free cash flow generation. These factors also make Era uniquely positioned to capitalize on strategic opportunities presented by the broader turmoil in the global helicopter industry.”

Sequential Quarter Results
Operating revenues in the current quarter were $0.4 million higher compared to the preceding quarter primarily due to higher utilization of heavy helicopters in our U.S. oil and gas operations and higher dry-leasing revenues, partially offset by lower international oil and gas revenues.
Operating expenses were $2.7 million higher in the current quarter primarily due to increased repairs and maintenance costs related to power-by-the-hour (“PBH”) expense and the timing of repairs. The increase in PBH expense was primarily due to higher flight hours in oil and gas operations in the current quarter and the recognition of vendor credits in the preceding quarter. The increase in repairs and maintenance expenses was partially offset by lower personnel and other operating costs.
Administrative and general expenses were $2.7 million higher in the current quarter primarily due to an increase in non-routine professional services fees related to litigation that has now been settled.
In the current quarter, the Company sold eight helicopters, including five H225 heavy helicopters as sale-type leases, for proceeds of $10.0 million and receivables of $14.3 million, resulting in net losses of $2.0 million. In the preceding quarter, the Company sold its flightseeing assets in Alaska (which consisted of eight single engine helicopters, two operating facilities, and related property and equipment), two additional single engine helicopters, two light twin helicopters and other equipment for proceeds of $19.5 million, resulting in net gains of $4.4 million.
Interest expense was $1.1 million lower in the current quarter primarily due to lower debt balances and the write-off of deferred debt issuance costs related to the amendment of the Company’s Amended and Restated Senior Secured Revolving Credit Facility (the “Facility”) in the preceding quarter.
Foreign currency losses were $1.1 million in the current quarter primarily due to the weakening of the Brazilian real relative to the U.S. Dollar.

Income tax benefit was $1.8 million higher primarily due to a higher pre-tax loss.
Calendar Quarter Results
Operating revenues in the current quarter were $0.2 million lower compared to the quarter ended June 30, 2017 (“prior year quarter”) primarily due to the absence of flightseeing revenues following the sale of the Company’s flightseeing assets in early 2018 and the recognition of lease return charges in the prior year quarter. These decreases were partially offset by higher utilization of heavy and medium helicopters in U.S. oil and gas operations in the current quarter.
Operating expenses were $1.0 million lower compared to the prior year quarter. Decreases in personnel costs and other operating expenses related to flightseeing activities were partially offset by higher fuel and repairs and maintenance expenses related to increased activity in U.S. oil and gas operations.
Administrative and general expenses were $4.9 million higher in the current quarter primarily due to increased non-routine professional services fees related to litigation that has now been settled, partially offset by lower compensation expenses and other general and administrative costs.
Depreciation expense was $1.9 million lower in the current quarter primarily due to lower depreciation on the Company’s H225 helicopters following their impairment subsequent to the prior year quarter.
Interest expense was $0.4 million lower in the current quarter primarily due to decreased debt balances.
Foreign currency losses were $0.9 million higher in the current quarter primarily due to the weakening of the Brazilian real relative to the U.S. Dollar.

Income tax benefit was $1.8 million higher in the current quarter primarily due to a higher pre-tax loss, partially offset by a lower effective tax rate following changes in U.S. tax legislation.

Net loss attributable to the Company was $10.4 million in the current quarter compared to $2.8 million in the prior year quarter. EBITDA was $11.7 million lower in the current quarter compared to the prior year quarter. EBITDA adjusted to exclude gains on asset dispositions and special items was $5.3 million lower in the current quarter. Losses on asset dispositions were $2.0 million in the current quarter compared to gains of $5.1 million in the prior year quarter.
Liquidity
As of June 30, 2018, the Company had $15.1 million in cash balances and $111.6 million of remaining availability under the Facility for total liquidity of $126.6 million. As of June 30, 2018, the Company’s senior secured leverage ratio, as defined in the Facility, was 0.6x compared to the covenant requirement of not more than 3.25x, and the Company’s interest coverage ratio was 2.3x compared to the covenant requirement of not less than 1.75x.
As of August 3, 2018, the Company had $49 million in cash balances and $124 million of remaining availability under the Facility for total liquidity of approximately $173 million.
Capital Commitments
The Company had unfunded capital commitments of $82.4 million as of June 30, 2018. The Company may terminate all of its commitments without further liability other than aggregate liquidated damages of $2.1 million.
Included in these capital commitments are agreements to purchase three AW189 heavy helicopters and five AW169 light twin helicopters. The AW189 helicopters are scheduled to be delivered in 2019. Delivery dates for the AW169 helicopters have yet to be determined. In addition, the Company had outstanding options to purchase up to ten additional AW189 helicopters. If these options are exercised, the helicopters would be scheduled for delivery in 2019 and 2020.
Conference Call
Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on Wednesday, August 8, 2018, to review the results for the second quarter ended June 30, 2018. The conference call can be accessed as follows:
All callers will need to reference the access code 8689592.
Within the U.S.: Operator Assisted Toll-Free Dial-In Number: (877) 260-1479
Outside the U.S.: Operator Assisted International Dial-In Number: (334) 323-0522
Replay
A telephone replay will be available through August 22, 2018 by dialing 888-203-1112 and utilizing the access code above. An audio replay will also be available on the Company’s website at www.erahelicopters.com shortly after the call and will be accessible through August 22, 2018. The accompanying investor presentation will be available on August 8, 2018 on Era’s website at www.erahelicopters.com.
For additional information concerning Era, contact Jennifer Whalen at (713) 369-4636 or visit Era Group’s website at www.erahelicopters.com.

About Era Group
Era is one of the largest helicopter operators in the world and the longest serving helicopter transport operator in the U.S. In addition to servicing its U.S. customers, Era provides helicopters and related services to customers and third-party helicopter operators in other countries, including Argentina, Brazil, Colombia, the Dominican Republic, India, Nicaragua, and Spain. Era’s helicopters are primarily used to transport personnel to, from and between offshore oil and gas production platforms, drilling rigs and other installations. In addition, Era’s helicopters are used to perform emergency response services, firefighting, utility, VIP transport and other services. Era also provides a variety of operating lease solutions and technical fleet support to third party operators.
Forward-Looking Statements Disclosure
Certain statements discussed in this release as well as in other reports, materials and oral statements that the Company releases from time to time to the public include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements concerning management's expectations, strategic objectives, business prospects, anticipated performance and financial condition and other similar matters involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements discussed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others, the Company’s dependence on, and the cyclical and volatile nature of, offshore oil and gas exploration, development and production activity, and the impact of general economic conditions and fluctuations in worldwide prices of and demand for oil and natural gas on such activity levels; the Company’s reliance on a small number of customers and the reduction of its customer base resulting from bankruptcies or consolidation; risks that the Company’s customers reduce or cancel contracted services or tender processes; cost savings initiatives implemented by the Company’s customers; risks inherent in operating helicopters; the Company’s ability to maintain an acceptable safety record; the impact of increased United States (“U.S.”) and foreign government regulation and legislation, including potential government implemented moratoriums on drilling activities; the impact of a grounding of all or a portion of the Company’s fleet for extended periods of time or indefinitely on the Company’s business, including its operations and ability to service customers, results of operations or financial condition and/or the market value of the affected helicopter(s); the Company’s ability to successfully expand into other geographic and aviation service markets; risks associated with political instability, governmental action, war, acts of terrorism and changes in the economic condition in any foreign country where the Company does business, which may result in expropriation, nationalization, confiscation or deprivation of the Company’s assets or result in claims of a force majeure situation; the impact of declines in the global economy and financial markets; the impact of fluctuations in foreign currency exchange rates on the Company’s asset values and cost to purchase helicopters, spare parts and related services; risks related to investing in new lines of service without realizing the expected benefits; risks of engaging in competitive processes or expending significant resources for strategic opportunities, with no guaranty of recoupment; the Company’s reliance on a small number of helicopter manufacturers and suppliers; the Company’s ongoing need to replace aging helicopters; the Company’s reliance on the secondary helicopter market to dispose of older helicopters; the Company’s reliance on information technology; the impact of allocation of risk between the Company and its customers; the liability, legal fees and costs in connection with providing emergency response services; adverse weather conditions and seasonality; risks associated with the Company’s debt structure; the Company’s counterparty credit risk exposure; the impact of operational and financial difficulties of the Company’s joint ventures and partners and the risks associated with identifying and securing joint venture partners when needed; conflict with the other owners of the Company’s non-wholly owned subsidiaries and other equity investees; adverse results of legal proceedings, the incurrence of significant costs in connection with the Company’s pursuit of legal remedies, the Company’s ability to obtain insurance coverage and the adequacy and availability of such coverage; the Company’s ability to remediate the material weaknesses it has identified in its internal controls over financial reporting described in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018 and in its Annual Report on Form 10-K for the year ended December 31, 2017; the possibility of labor problems; the attraction and retention of qualified personnel; restrictions on the amount of foreign ownership of the Company’s common stock; and various other matters and factors, many of which are beyond the Company’s control. In addition, these statements constitute Era Group's cautionary statements under the Private Securities Litigation Reform Act of 1995. It is not possible to predict or identify all such factors. Consequently, the foregoing should not be considered a complete discussion of all potential risks or uncertainties. The words "estimate," "project," "intend," "believe," "plan" and similar expressions are intended to identify forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. Era Group disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in Era Group's expectations or any change in events, conditions or circumstances on which the forward-looking statement is based. The forward-looking statements in this release should be evaluated together with the many uncertainties that affect the Company's businesses, particularly those mentioned under "Risk Factors" in Era Group's Annual Report on Form 10-K for the year ended December 31, 2017, in Era Group's subsequent Quarterly Reports on Form 10-Q and in Era Group's periodic reporting on Form 8-K (if any), which are incorporated by reference.

ERA GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in thousands, except share and per share amounts)

	Three Months Ended
	Jun 30, 2018	Mar 31, 2018	Dec 31, 2017	Sep 30, 2017	Jun 30, 2017
Total revenues	$57,728	$57,322	$57,531	$61,385	$57,878
Costs and expenses:
Operating	40,332	37,660	44,367	43,987	41,335
Administrative and general	14,806	12,071	10,881	10,928	9,902
Depreciation and amortization	10,116	10,354	10,101	12,103	11,978
Total costs and expenses	65,254	60,085	65,349	67,018	63,215
Gains (losses) on asset dispositions, net	(1,997)	4,414	(541)	(122)	5,061
Loss on impairment	—	—	—	(117,018)	—
Operating income (loss)	(9,523)	1,651	(8,359)	(122,773)	(276)
Other income (expense):
Interest income	346	146	119	206	185
Interest expense	(3,521)	(4,576)	(5,143)	(4,097)	(3,934)
Foreign currency gains (losses), net	(1,075)	74	(130)	12	(136)
Gain on debt extinguishment	—	175	—	—	—
Other, net	14	(8)	17	(33)	(8)
Total other income (expense)	(4,236)	(4,189)	(5,137)	(3,912)	(3,893)
Loss before income taxes and equity earnings	(13,759)	(2,538)	(13,496)	(126,685)	(4,169)
Income tax benefit	(2,574)	(738)	(74,599)	(45,237)	(726)
Income (loss) before equity earnings	(11,185)	(1,800)	61,103	(81,448)	(3,443)
Equity earnings, net of tax	669	443	356	233	371
Net income (loss)	(10,516)	(1,357)	61,459	(81,215)	(3,072)
Net loss (income) attributable to noncontrolling interest in subsidiary	137	163	235	(233)	285
Net income (loss) attributable to Era Group Inc.	$(10,379)	$(1,194)	$61,694	$(81,448)	$(2,787)

Basic earnings (loss) per common share	$(0.49)	$(0.06)	$2.89	$(3.91)	$(0.13)
Diluted earnings (loss) per common share	$(0.49)	$(0.06)	$2.89	$(3.91)	$(0.13)

Weighted average common shares outstanding:
basic	21,199,280	21,003,777	20,893,600	20,844,376	20,789,537
Weighted average common shares outstanding, diluted	21,199,280	21,003,777	20,905,020	20,844,376	20,789,537

EBITDA	$201	$12,689	$1,985	$(110,458)	$11,929
Adjusted EBITDA	$201	$12,514	$4,168	$6,560	$12,544
Adjusted EBITDA excluding gains	$2,198	$8,100	$4,709	$6,682	$7,483

ERA GROUP INC. REVENUES BY LINE OF SERVICE (unaudited, in thousands)

	Three Months Ended
	Jun 30, 2018	Mar 31, 2018	Dec 31, 2017	Sep 30, 2017	Jun 30, 2017
Oil and gas:(1)
U.S.	$37,771	$36,536	$35,063	$36,566	$32,061
International	14,160	15,617	16,163	16,764	14,283
Total oil and gas	51,931	52,153	51,226	53,330	46,344
Dry-leasing (2)	3,256	2,572	3,680	2,632	6,689
Emergency Response (3)	2,541	2,597	2,625	2,488	2,709
Flightseeing	—	—	—	2,935	2,136
	$57,728	$57,322	$57,531	$61,385	$57,878

FLIGHT HOURS BY LINE OF SERVICE(4) (unaudited)

	Three Months Ended
	Jun 30, 2018	Mar 31, 2018	Dec 31, 2017	Sep 30, 2017	Jun 30, 2017
Oil and gas:(1)
U.S.	6,991	5,705	5,967	6,732	5,693
International	2,185	2,296	2,218	2,754	2,205
Total oil and gas	9,176	8,001	8,185	9,486	7,898
Emergency Response (3)	95	100	110	90	131
Flightseeing	—	—	—	906	673
	9,271	8,101	8,295	10,482	8,702
____________________

(1)	Primarily oil and gas services, but also includes revenues and flight hours from utility services, such as firefighting, and VIP transport.

(2)	Includes certain property rental income that was previously in emergency response services and oil and gas lines of service.

(3)	Includes revenues and flight hours from SAR and air medical services.

(4)	Does not include hours flown by helicopters in our dry-leasing line of service.

ERA GROUP INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

	Jun 30, 2018	Mar 31, 2018	Dec 31, 2017	Sep 30, 2017	Jun 30, 2017
ASSETS	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Current assets:
Cash and cash equivalents	$15,057	$16,553	$13,583	$26,896	$28,878
Receivables:
Trade, net of allowance for doubtful accounts	39,286	38,700	38,964	38,608	32,824
Tax receivables	3,206	3,466	2,829	2,811	3,000
Other	1,451	4,168	1,623	2,486	3,172
Inventories, net	20,864	20,830	21,112	21,985	24,296
Prepaid expenses	2,548	2,804	1,203	2,439	2,518
Other current assets	—	—	3,250	—	—
Total current assets	82,412	86,521	82,564	95,225	94,688
Property and equipment	923,249	949,064	972,942	983,798	1,164,048
Accumulated depreciation	(305,745)	(297,341)	(299,028)	(299,294)	(353,830)
Net property and equipment	617,504	651,723	673,914	684,504	810,218
Equity investments and advances	30,982	30,445	30,056	29,894	29,852
Intangible assets	1,115	1,118	1,122	1,126	1,129
Other assets	18,680	4,798	4,441	5,021	5,593
Total assets	$750,693	$774,605	$792,097	$815,770	$941,480

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$17,246	$11,084	$16,421	$15,326	$12,884
Accrued wages and benefits	7,516	6,530	8,264	8,350	8,708
Accrued interest	545	3,485	606	3,325	527
Accrued income taxes	40	46	28	38	291
Current portion of long-term debt	2,257	2,296	2,736	2,098	2,161
Accrued other taxes	1,965	1,856	1,810	1,288	1,145
Accrued contingencies	946	892	859	2,191	1,334
Other current liabilities	3,224	3,166	1,720	2,406	2,590
Total current liabilities	33,739	29,355	32,444	35,022	29,640
Long-term debt	172,787	188,470	202,174	215,025	221,354
Deferred income taxes	103,303	105,865	106,598	177,704	222,724
Deferred gains and other liabilities	1,350	1,596	1,434	1,069	944
Total liabilities	311,179	325,286	342,650	428,820	474,662

Redeemable noncontrolling interest	3,466	3,603	3,766	4,002	3,769
Equity:
Era Group Inc. stockholders’ equity:
Common stock	219	219	215	215	215
Additional paid-in capital	445,885	445,174	443,944	442,948	441,595
Retained earnings	(7,210)	3,169	4,363	(57,331)	24,117
Treasury shares, at cost	(2,951)	(2,951)	(2,951)	(2,974)	(2,968)
Accumulated other comprehensive income, net of tax	105	105	110	90	90
Total equity	436,048	445,716	445,681	382,948	463,049
Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$750,693	$774,605	$792,097	$815,770	$941,480

Our management uses EBITDA and Adjusted EBITDA to assess the performance and operating results of our business. EBITDA is defined as Earnings before Interest (includes interest income and interest expense), Taxes, Depreciation and Amortization. Adjusted EBITDA is defined as EBITDA further adjusted for certain items noted in the reconciliation below that occur during the reported period. We include EBITDA and Adjusted EBITDA to provide investors with a supplemental measure of our operating performance. Neither EBITDA nor Adjusted EBITDA is a recognized term under generally accepted accounting principles in the U.S. (“GAAP”). Accordingly, they should not be used as an indicator of, or an alternative to, net income as a measure of operating performance. In addition, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements, such as debt service requirements. Because the definitions of EBITDA and Adjusted EBITDA (or similar measures) may vary among companies and industries, they may not be comparable to other similarly titled measures used by other companies. Each of these non-GAAP measures has limitations and therefore should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP.
The following table provides a reconciliation of Net Income, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA (in thousands).

	Three Months Ended
	Jun 30, 2018	Mar 31, 2018	Dec 31, 2017	Sep 30, 2017	Jun 30, 2017
Net income (loss)	$(10,516)	$(1,357)	$61,459	$(81,215)	$(3,072)
Depreciation and amortization	10,116	10,354	10,101	12,103	11,978
Interest income	(346)	(146)	(119)	(206)	(185)
Interest expense	3,521	4,576	5,143	4,097	3,934
Income tax benefit	(2,574)	(738)	(74,599)	(45,237)	(726)
EBITDA	$201	$12,689	$1,985	$(110,458)	$11,929
Special items (1)	—	(175)	2,183	117,018	615
Adjusted EBITDA	$201	$12,514	$4,168	$6,560	$12,544
Losses (gains) on asset dispositions, net (“Gains”)	1,997	(4,414)	541	122	(5,061)
Adjusted EBITDA excluding gains	$2,198	$8,100	$4,709	$6,682	$7,483
____________________

(1)	Special items include the following:

•	In the three months ended March 31, 2018, a $0.2 million gain on the extinguishment of debt related to a previously settled tax dispute in Brazil.

•	In the three months ended December 31, 2017, $2.0 million in non-cash charges related to our Brazil subsidiary entering the PERT program and $0.2 million of other non-cash items.

•	In the three months ended September 30, 2017, non-cash impairment charges of $117.0 million primarily related to the impairment of the Company’s H225 model helicopters; and

•	In the three months ended June 30, 2017, $0.6 million of severance-related expenses due to changes in senior management.

The Facility requires that the Company maintain certain financial ratios on a rolling four-quarter basis. The interest coverage ratio is a trailing four-quarter quotient of (i) EBITDA (as defined in the Facility) less dividends and distributions divided by (ii) interest expense. The interest coverage ratio is not a measure of operating performance or liquidity defined by GAAP and may not be comparable to similarly titled measures presented by other companies. The senior secured leverage ratio is calculated by dividing (i) the sum of secured debt for borrowed money, capital lease obligations and guaranties of obligations of non-consolidated entities by (ii) EBITDA (as defined in the Facility). The senior secured leverage ratio is not a measure of operating performance or liquidity defined by GAAP and may not be comparable to similarly titled measures presented by other companies. EBITDA is calculated differently under the Facility than as presented elsewhere in this release.

ERA GROUP INC. FLEET COUNTS (1) (unaudited)

	Jun 30, 2018	Mar 31, 2018	Dec 31, 2017	Sep 30, 2017	Jun 30, 2017
Heavy:
S92	4	4	3	3	3
H225	2	9	9	9	9
AW189	4	4	4	4	4
	10	17	16	16	16

Medium:
AW139	36	36	36	36	36
S76 C+/C++	5	5	5	5	5
B212	5	6	6	6	6
	46	47	47	47	47

Light—twin engine:
A109	7	7	7	7	7
EC135	15	15	15	15	15
EC145	—	—	2	3	3
BK117(2)	2	2	2	2	2
BO105	3	3	3	3	3
	27	27	29	30	30

Light—single engine:
A119	13	13	14	14	14
AS350	17	17	26	26	26
	30	30	40	40	40
Total Helicopters	113	121	132	133	133
____________________

(1)	Includes all owned, joint ventured, leased-in and managed helicopters and excludes helicopters fully paid for and delivered but not yet placed in service as of the applicable dates.

(2)	The leases on the two BK117 helicopters expired on July 1, 2018.